FOR IMMEDIATE RELEASE

Ellie Mae Reports Third Quarter 2012 Results
Revenue up 87% year over year to $27.5 million
Adjusted EBITDA up 330% year over year to $9.8 million

PLEASANTON, CA - October 31, 2012 - Ellie Mae® (NYSE: ELLI), a leading provider of on-demand, enterprise level automation solutions for the residential mortgage industry, today reported results for the third quarter and nine months ended September 30, 2012.

Total revenue for the third quarter of 2012 increased 87% to $27.5 million, compared to $14.7 million in the third quarter of 2011. Net income for the third quarter of 2012 was $6.8 million, or $0.25 per diluted share, compared to net income of $2.7 million, or $0.12 per diluted share, in the third quarter of 2011. Included in the GAAP net income for the third quarter 2012 was an income tax benefit of approximately $700 thousand, or $0.03 per diluted share, resulting from the release of a tax valuation allowance relating to deferred tax assets.

On a non-GAAP basis, adjusted net income for the third quarter of 2012 was $9.5 million, or $0.35 per diluted share, compared to $2.0 million, or $0.09 per diluted share, in the third quarter of 2011. Adjusted EBITDA for the third quarter of 2012 was $9.8 million, compared to $2.3 million for the third quarter of 2011.

Total revenue for the nine months ended September 30, 2012 increased 96% to $71.9 million compared to $36.7 million for the nine months ended September 30, 2011. Net income for the nine months ended September 30, 2012 was $15.5 million, or $0.63 per diluted share, compared to net income of $1.8 million, or $0.09 per diluted share, for the nine months ended September 30, 2011. The GAAP results for the nine months ended September 30, 2012 included an income tax benefit of approximately $700 thousand, or $0.03 per diluted share, resulting from the release of a tax valuation allowance relating to deferred tax assets.

On a non-GAAP basis, adjusted net income for the nine months ended September 30, 2012 was $20.3 million, or $0.83 per diluted share, compared to $2.1 million, or $0.11 per diluted share, for the nine months ended September 30, 2011. Adjusted EBITDA for the nine months ended September 30, 2012 was $22.5 million, compared to adjusted EBITDA of $3.2 million for the nine months ended September 30, 2011.

A reconciliation of the non-GAAP financial measures to their related GAAP financial measures is set forth below.

Key Operating Metrics as of and for the quarter ended September 30, 2012:

•	On-demand revenue increased 92% year over year to $24.0 million, comprising approximately 88% of total revenues for the quarter;

•	The total number of users, both lender and broker, actively using the company's Encompass® enterprise solution (“active Encompass users”) increased 30% year over year to 67,201;

•	Revenue per average active Encompass user increased 45% year over year to $419;

•	As of the end of the third quarter, the number of users of the SaaS version of Encompass increased 67% year over year to 35,677, or 53% of all active Encompass users; and

•	Total SaaS Encompass revenues increased 163% year over year to $13.4 million or 49% of total revenue for the quarter.

“We were pleased to deliver exceptional top and bottom line growth in the third quarter,” said Sig Anderman, CEO of Ellie Mae. “Our business momentum continued to be driven by the activation of SaaS Encompass users and increasing revenue per user. And we continued to acquire new SaaS Encompass users and upgrade our existing customers to the SaaS version of Encompass at a solid pace. Also fueling our third quarter performance was the higher than expected mortgage origination volume which accelerated our growth and highlighted the upside leverage in our business model.”

“Customer response to our Encompass solution continues to be very positive. Our end-to-end, comprehensive solution for mortgage lenders meets both the functional as well as the regulatory compliance needs of our customers while addressing key inefficiencies in the mortgage origination process. Our goal remains to be the leader of automation infrastructure for the mortgage industry.”

“Throughout the year we have made significant progress on building a strong foundation to accommodate continued growth with investments in expanding our data centers and our sales and implementation teams, and enhancing our product offerings,” continued Mr. Anderman.

“Given our results to date and the revised forecasts for mortgage origination volume for the remainder of 2012, we are raising our full year guidance to reflect revenues of between $99.5 million and $100 million. Even in the face of currently available blended forecasts projecting a 19% decline in industry mortgage volume next year, we expect to grow our top line revenues by at least 25% in 2013,” Mr. Anderman concluded.

Fourth Quarter and Fiscal Year 2012 Financial Outlook
The October 2012 composite forecast of Fannie Mae, Freddie Mac and the Mortgage Bankers Association for 2012 mortgage origination volume is approximately $1.8 trillion, which represents a 24% increase from actual mortgage volume in 2011 and a 23% increase from the July 2012 composite forecast of $1.5 trillion. These organizations publish monthly updates of their annual and quarterly forecasts. The October 2012 composite forecast for the full year 2013 mortgage origination volume is approximately $1.5 trillion. The October 2012 composite quarterly forecast for 2012 origination volume is as follows:

($ in billions)	Q1	Q2	Q3	Q4	Annual
2012	$392	$427	$527	$482	$1,828

We are providing financial guidance for the fourth quarter and updated financial guidance for the full year based in part on these composite quarterly forecasts.

For the fourth quarter of 2012, revenue is expected to be in the range of $27.5 million to $28.0 million. Net income is expected to be in the range of $1.5 million to $1.9 million, or $0.05 to $0.07 per diluted share. Adjusted net income is expected to be in the range of $4.9 million to $5.4 million, or $0.18 to $0.19 per diluted share. Adjusted EBITDA is expected to be in the range of $6.2 million to $6.9 million.

For the full fiscal year 2012, revenue is expected to be in the range of $99.5 million to $100.0 million, up from the previously provided range of $90.0 to $91.0 million. Net income is expected to be in the range of $17.0 million to $17.4 million, or $0.68 to $0.70 per diluted share, up from the previously provided range of $12.3 million to $13.1 million, or $0.49 to $0.52 per diluted share. Adjusted net income is expected to be in the range of $25.2 million to $25.7 million, or $1.01 to $1.03 per diluted share, up from the previously provided range of $17.1 million to $18.0 million, or $0.68 to $0.72 per diluted share. Adjusted EBITDA is expected to be in the range of $28.7 million to $29.4 million, up from the previously provided range of $21.6 million to $22.7 million.

Use of Non-GAAP Financial Measures
Ellie Mae provides investors with adjusted net income and adjusted EBITDA in conjunction with traditional GAAP operating performance of net income as part of its overall assessment of its performance. Adjusted net income consists of net income plus amortization of acquired intangibles, non-cash, stock-based compensation expense, acquisition costs and other acquisition-related adjustments. EBITDA consists of net income plus depreciation and amortization, interest income and expense and income tax expense. Adjusted EBITDA consists of EBITDA plus non-cash, stock-based compensation expense and acquisition costs. Ellie Mae uses adjusted net income and adjusted EBITDA as measures of operating performance because they enable period to period comparisons by excluding potential differences caused by variations in the age of book depreciation of fixed assets and amortization of intangibles related to acquisitions, and changes in interest expense and interest income that are influenced by capital market conditions. The company also believes it is useful to exclude non-cash, stock-based compensation expense from adjusted net income and adjusted EBITDA because the amount of non-cash expense associated with stock-based awards made at certain prices and points in time (a) do not necessarily reflect how the company's business is performing at any particular time and (b) can vary significantly between periods due to the timing of new stock-based awards. These non-GAAP measures are not measurements of the company's financial performance under GAAP and have limitations as analytical tools. Accordingly, these non-GAAP financial measures should not be considered a substitute for, or superior to, net income or operating income or other financial measures calculated in accordance with generally accepted accounting principles in the United States, or as an alternative to cash flows from operating activities as a measure of the company's profitability or liquidity. The company cautions that other companies in Ellie Mae's industry may calculate adjusted net income and adjusted EBITDA differently than the company does, further limiting their usefulness as a comparative measure. A reconciliation of net income to adjusted net income and adjusted EBITDA is included in the tables below.

Quarterly Conference Call
Ellie Mae will discuss its third quarter 2012 results today, October 31, 2012, via teleconference at 5:00 p.m. Eastern Time. To access the call, please dial 877-941-2068 or 480-629-9712 at least five minutes prior to the 5:00 p.m. Eastern Time start time. A live webcast of the call will be available on the Investor Relations section of the Company's website at http://ir.elliemae.com. An audio replay of the call will be available through November 14, 2012 by dialing 800-406-7325 or 303-590-3030 and entering access code 4569719.

About Ellie Mae
Ellie Mae, Inc. is a leading provider of on-demand automation solutions for the mortgage industry.  The Company offers an end-to-end solution, delivered using a Software-as-a-Service model that serves as the core operating system for mortgage originators and spans customer relationship management, loan origination and business management.  The Company also hosts the Ellie Mae Network™ that allows Encompass users to electronically conduct business transactions with the lenders and settlement service providers they work with to process and fund loans.  The Company's offerings include the Encompass®, Encompass360® and DataTrac® mortgage management software systems.

Ellie Mae was founded in 1997 and is based in Pleasanton, California.  To learn more about Ellie Mae, visit www.EllieMae.com or call 877.355.4362.

© 2012 Ellie Mae, Inc. Ellie Mae®, Encompass®, Encompass360®, DataTrac®, Ellie Mae Network™ and the Ellie Mae logo are registered trademarks or trademarks of Ellie Mae, Inc. or its subsidiaries. All rights reserved. Other company and product names may be trademarks or copyrights of their respective owners.

Forward-Looking Statements
This press release contains forward-looking statements under the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These forward-looking statements include discussions regarding projected revenue, net income, adjusted EBITDA and adjusted net income for the fourth quarter and fiscal year 2012 and 2013 revenue growth. These statements involve known and unknown risks, uncertainties and other factors which may cause Ellie Mae's results to be materially different than those expressed or implied in such statements. Such differences may be based on factors such as changes in strategic planning decisions by management, reallocation of internal resources, changes in the volume of residential mortgage volume in the United States, the risk that the anticipated benefits, growth prospects and synergies expected from the Del Mar Datatrac acquisition may not be fully realized or may take longer to realize than expected; the possibility that economic benefits of future opportunities in an emerging industry may never materialize, including unexpected variations in market growth and demand for the acquired products and technologies; delays, disruptions, including changing relationships with partners, customers, employees or suppliers; the amount of costs incurred in connection with the supporting and integrating new customers and partners; ongoing personnel and logistical challenges of managing a larger organization; changes in other macroeconomic factors affecting the residential real estate industry and other risk factors included in documents that Ellie Mae has filed with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2011, Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 and Current Report on Form 8-K filed with the Securities and Exchange Commission on August 15, 2012. Other unknown or unpredictable factors also could have material adverse effects on Ellie Mae's future results. The forward-looking statements included in this press release are made only as of the date hereof. Ellie Mae cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Ellie Mae expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

IR Contact:

Edgar Luce
Executive VP and CFO
Ellie Mae, Inc.
IR@elliemae.com
+1-925-227-7079
or
Lisa Laukkanen
The Blueshirt Group for Ellie Mae, Inc.
lisa@blueshirtgroup.com
+1-415-217-4967

# # #

Ellie Mae, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except share and per share amounts)

	September 30, 2012	December 31, 2011
Assets
Current assets
Cash and cash equivalents	$90,306	$23,732
Short-term investments	3,558	1,933
Accounts receivable, net of allowances for doubtful accounts of $99 and $47, as of September 30, 2012 and December 31, 2011, respectively	10,498	6,819
Prepaid expenses and other	4,568	1,381
Deferred tax asset	2,716	—
Note receivable	1,000	1,000
Total current assets	112,646	34,865
Property and equipment, net	8,800	5,539
Deposits and other assets	135	135
Note receivable	12	15
Other intangible assets, net	6,940	8,166
Goodwill	51,051	51,051
Total assets	$179,584	$99,771
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,891	$2,255
Accrued and other current liabilities	7,497	4,931
Acquisition holdback, net of discount	2,927	2,948
Deferred revenue	4,526	4,548
Deferred rent	242	212
Leases payable	5	6
Total current liabilities	17,088	14,900
Deferred revenue, net of current portion	35	62
Deferred rent, net of current portion	439	624
Acquisition holdback, net of current portion and discount	1,898	4,725
Deferred tax liability	2,062	—
Other long-term liabilities	360	598
Leases payable, net of current portion	—	4
Total liabilities	21,882	20,913
Commitments and contingencies (Note 6)
Stockholders' equity:
Common stock, $0.0001 par value per share;140,000,000 authorized shares, 25,511,199 and 21,019,590 shares issued and outstanding as of September 30, 2012 and December 31, 2011, respectively	3	2
Additional paid-in capital	179,385	116,012
Accumulated deficit	(21,686)	(37,156)
Total stockholders' equity	157,702	78,858
Total liabilities and stockholders' equity	$179,584	$99,771

Ellie Mae, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Revenues	$27,456	$14,673	$71,931	$36,740
Cost of revenues	6,049	4,045	16,589	10,920
Gross profit	21,407	10,628	55,342	25,820
Operating expenses:
Sales and marketing	4,347	3,047	12,579	7,995
Research and development	4,756	3,452	13,188	8,862
General and administrative	6,023	3,376	14,195	9,103
Total operating expenses	15,126	9,875	39,962	25,960
Income (loss) from operations	6,281	753	15,380	(140)
Other income (expense), net	23	16	(15)	95
Income (loss) before income taxes	6,304	769	15,365	(45)
Income tax benefit	(525)	(1,895)	(105)	(1,870)
Net income	$6,829	$2,664	$15,470	$1,825
Net income per share of common stock:
Basic	$0.27	$0.13	$0.68	$0.13
Diluted	$0.25	$0.12	$0.63	$0.09
Weighted average common shares used in computing net income per share of common stock:
Basic	25,201,404	20,707,275	22,747,911	13,871,955
Diluted	27,408,711	21,966,326	24,483,578	20,170,075

Ellie Mae, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Nine months ended September 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$15,470	$1,825
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,257	1,385
Provision for uncollectible accounts receivable	52	436
Amortization of other intangible assets	1,226	481
Amortization of discount related to holdback	152	26
Stock-based compensation	3,643	1,133
Loss on sale of property and equipment	20	—
Change in deferred taxes	(654)	(1,654)
Excess tax benefit from exercise of stock options	(1,191)	—
Changes in operating assets and liabilities:
Accounts receivable	(3,731)	(2,313)
Prepaid expenses and other	(2,933)	(627)
Deposits and other assets	—	524
Accounts payable	(805)	911
Accrued and other liabilities	3,519	31
Deferred revenue	(49)	(127)
Deferred rent	(155)	(129)
Net cash provided by operating activities	16,821	1,902
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(5,744)	(3,351)
Proceeds from sale of property and equipment	10	—
Purchase of short-term investments	(5,406)	(5,006)
Maturities of short-term investments	3,781	5,026
Acquisitions, net of cash acquired	—	(18,188)
Payment of holdback from acquisition	(2,907)	—
Other investing activities, net	3	(16)
Net cash used in investing activities	(10,263)	(21,535)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net of issuance costs	55,821	23,076
Payment of capital lease obligations	(5)	(115)
Proceeds from issuance of common stock under employee stock plans	3,009	551
Excess tax benefit from exercise of stock options	1,191	—
Net cash provided by financing activities	60,016	23,512
NET INCREASE IN CASH AND CASH EQUIVALENTS	66,574	3,879
CASH AND CASH EQUIVALENTS, Beginning of period	23,732	14,349
CASH AND CASH EQUIVALENTS, End of period	$90,306	$18,228
Supplemental disclosure of non-cash investing and financing activities:
Property and equipment purchases not yet paid	$151	$221
Deferred offering costs not yet paid	$290	$—
Conversion of preferred stock to common stock	$—	$82,670

Ellie Mae, Inc.
NON-GAAP RECONCILIATION
(UNAUDITED)
(in thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Net income	$6,829	$2,664	$15,470	$1,825

Depreciation and amortization	895	547	2,257	1,385
Amortization of intangible assets	408	258	1,226	481
Other (expense) income , net	(23)	(16)	15	(95)
Income tax benefit	(525)	(1,895)	(105)	(1,870)
EBITDA	7,584	1,558	18,863	1,726

Acquisition costs	—	351	—	351
Non-cash, stock-based compensation expenses	2,248	376	3,643	1,133
Adjusted EBITDA	$9,832	$2,285	$22,506	$3,210

Net income	$6,829	$2,664	$15,470	$1,825
Non-cash, stock-based compensation expenses	2,248	376	3,643	1,133
Acquisition costs	—	351	—	351
Amortization of intangible assets	408	258	1,226	481
Acquisition related deferred tax assets	—	(1,654)	—	(1,654)
Adjusted net income	$9,485	$1,995	$20,339	$2,136

Shares used to compute non-GAAP net income per share
Basic	25,201,404	20,707,275	22,747,911	13,871,955
Diluted	27,408,711	21,966,326	24,483,578	20,170,075

Adjust net income per share
Basic	$0.38	$0.10	$0.89	$0.15
Diluted	$0.35	$0.09	$0.83	$0.11

Ellie Mae, Inc.
NON-GAAP RECONCILIATION
(UNAUDITED)
(in thousands, except share and per share amounts)

	Fourth Quarter 2012 Projected Range		Fiscal 2012 Projected Range
Net Income	$1,500	$1,900	$17,000	$17,400

Depreciation and amortization	1,100	1,200	3,400	3,500
Amortization of intangible assets	400	400	1,600	1,600
Income tax provision/other	200	300	100	200
EBITDA	3,200	3,800	22,100	22,700

Non-cash, stock-based compensation expenses	3,000	3,100	6,600	6,700
Adjusted EBITDA	$6,200	$6,900	$28,700	$29,400

Net Income	$1,500	$1,900	$17,000	$17,400
Non-cash, stock-based compensation expenses	3,000	3,100	6,600	6,700
Amortization of intangible assets	400	400	1,600	1,600
Adjusted net income	$4,900	$5,400	$25,200	$25,700

Shares used to compute non-GAAP net income per share
Diluted	27,800,000	27,800,000	25,000,000	25,000,000

Projected net income per share
Diluted	$0.05	$0.07	$0.68	$0.70

Adjusted net income per share
Diluted	$0.18	$0.19	$1.01	$1.03